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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-1(c))

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)(1)



                              Data I/O Corporation
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                    237690102
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                                 (CUSIP Number)


                                December 31, 2001
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

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        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.:     237690102

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      1)  Name of Reporting Person I.R.S. Identification No. of Above Person:
                  John W. Stanton and Theresa E. Gillespie (1)

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      2)  Check the Appropriate Box If a Member of a Group*
          (a)  [ ]
          (b)  [X]

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      3)  SEC Use Only

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      4)  Citizenship or Place of Organization:   United States

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  Number of Shares Beneficially Owned by Each Reporting Person With:

      5)  Sole Voting Power:  None

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      6)  Shared Voting Power:   546,600 (1)

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      7)  Sole Dispositive Power:    None

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      8)  Shared Dispositive Power:   546,600 (1)

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      9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                                                                     546,600 (1)

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     10)  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                             [ ]

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     11)  Percent of Class Represented by Amount in Row (9):   7.2%

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     12)  Type of Reporting Person*:   IN

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* See Instructions Before Filling out

1) Mr. Stanton and Ms. Gillespie are married and share voting and dispositive power of the shares, which they own as tenants-in-common.



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CUSIP No.:     237690102


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Item 1.           (a)   Name of Issuer:   Data I/O Corporation

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                  (b)   Address of Issuer's Principal Executive Offices:
                         10525 Willows Road, N.E.
                         Redmond, WA 98052

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Item 2.           (a)   Name of Person Filing:
                         John W. Stanton and Theresa E. Gillespie

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                  (b)   Address of Principal Business Office, or, if None,
                        Residence:
                         3650 131st Avenue, S.E.
                         Bellevue, WA 98006

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                  (c)   Citizenship:    United States

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                  (d)   Title of Class of Securities:   Common Stock

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                  (e)   CUSIP Number:   237690102

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Item 3.           If this statement is filed pursuant to Rules 13d-1(b), or
                  13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or Dealer registered under section 15 of the Exchange Act.

                  (b)   [ ]  Bank as defined in section 3(a)(6) of the Exchange
                  Act.

                  (c) [ ] Insurance Company as defined in section 3(a)(19) of the Exchange Act.

                  (d) [ ] Investment Company registered under section 8 of the Investment Company Act.

                  (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

                  (g) [ ] A parent holding company, in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

                  (j)   [ ]  Group, in accordance with Section
                  240.13d-1(b)(1)(ii)(J)



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CUSIP No.:     237690102

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Item 4.         Ownership.

                (a)   Amount beneficially owned: 546,600

                (b)   Percent of class:    7.2%

                (c)   Number of share as to which the person has:

                      (i)  Sole power to vote or to direct the vote:   None

                      (ii)  Shared power to vote or to direct the
                            vote:                                      546,600

                      (iii) Sole power to dispose or to direct the
                            disposition of:                            None

                      (iv)  Shared power to dispose or to direct
                            the disposition of:                        546,600
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Item 5.         Ownership of Five Percent or Less of a Class:   NOT APPLICABLE

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Item 6.         Ownership of More Than Five Percent on Behalf of Another Person:
                       NOT APPLICABLE

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Item 7.         Identification and Classification of the Subsidiary which
                Acquired the Security Being Reported on By the Parent Holding
                Company:                                        NOT APPLICABLE

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Item 8.         Identification and Classification of Members of the Group:
                                                                NOT APPLICABLE

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Item 9.         Notice of Dissolution of Group:    NOT APPLICABLE

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Item 10.        Certification:

                By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: January 30, 2002



                                             /s/ John W. Stanton
                                             -----------------------------------
                                             John W. Stanton

                                             /s/ Theresa E. Gillespie
                                             -----------------------------------
                                             Theresa E. Gillespie